Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS FOURTH QUARTER AND FULL-YEAR 2008

EARNINGS AND PROVIDES 2009 GUIDANCE

Highlights:

•

2008 earnings were $1.49 per share, which includes $1.00 per share of special items. Excluding special items, earnings were $2.49 per share. Special items primarily related to a $24.6 million, or $0.99 per share, goodwill impairment charge for the Company’s industrial coatings business.

•	The acquisition of Advantis Technologies provided a positive contribution.

•	HTH water products, personal care and industrial biocides achieved record profitability in 2008.

•	For the full-year 2009, sales are expected to grow by two to four percent and earnings from continuing operations are expected to be in the $1.85 to $2.05 per share range.

NORWALK, Conn., February 4, 2009 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced full-year sales of $1,492.1 million in 2008, compared to $1,487.6 million reported in 2007. Earnings per share from continuing operations for the full-year 2008 were $1.49 per share on $37.0 million of income. Included in the 2008 operating results is $25.0 million of special items, or $1.00 per share. Excluding these special items, earnings per share from continuing operations grew to $2.49 on $62.0 million of income for 2008 compared to earnings per share for 2007 of $2.30, which excluded $0.30 per share of special items. The special items in 2008 primarily consist of a goodwill impairment charge for the Company’s industrial coatings business ($24.6 million, or $0.99 per share).

Segment operating income was $113.7 million in 2008 compared to $115.8 million in 2007. Included in the 2008 segment operating income are gains which increased operating income by $1.8 million. Included in the 2007 segment operating income was a gain of $12.8 million related to the completion of a contract with the U.S. government. Excluding these gains, segment operating income was $111.9 million in 2008 compared to $103.0 million in 2007, an increase of nine percent.

“Despite the deterioration in global economies, we are very pleased with our 2008 operating results, particularly our strong finish to the year,” said Arch Chemicals’ Chairman, President and CEO Michael E. Campbell. “Our water products, personal care and industrial biocides businesses again delivered record profitability. This strong performance reflects the value of our strategic focus on our core biocides businesses. In addition, the operating income from the performance urethanes business exceeded our expectations as we were able to maintain pricing in the face of a decline in raw material costs.”

The following compares segment sales and operating income (loss) for the fourth quarters of 2008 and 2007 (including equity in earnings of affiliated companies and excluding restructuring and impairment):

Treatment Products

Treatment Products reported sales of $260.5 million and operating income of $14.2 million compared with sales of $282.5 million and operating income of $25.2 million in 2007.

HTH Water Products

HTH water products reported sales of $100.3 million and an operating loss of $0.8 million for 2008 compared to sales of $87.7 million and operating income of $11.8 million for 2007. Included in the operating results for 2007 was a benefit of approximately $14 million related to the favorable antidumping duty ruling for the review period of December 16, 2004 to May 31, 2006, while the 2008 benefit was recorded in the third quarter of 2008.

Sales increased $12.6 million, or approximately 14 percent, primarily due to the acquisition of the water treatment chemicals business of Advantis Technologies ($21.8 million or approximately 25 percent). Excluding the acquisition, sales decreased by $9.2 million, or approximately 11 percent, as unfavorable foreign exchange and lower volumes more than offset global price increases. Lower volumes occurred in North America, due to lower demand in the dealer segment, and in Latin America, due to a slow start to the pool season. These lower volumes more than offset higher volumes in South Africa.

Operating results decreased $12.6 million. Excluding the antidumping duty ruling benefit, operating results increased in 2008 as price increases and the positive contribution of the acquisition more than offset the lower sales volumes and higher raw material, freight and distribution costs.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $68.8 million and operating income of $17.9 million compared to sales and operating income of $77.2 million and $12.4 million, respectively, in 2007.

Sales decreased $8.4 million, or approximately 11 percent, principally due to lower volumes for biocides used in building products, due to the downturn in the global construction market, and decreased demand for biocides used in health and hygiene products. The lower volumes were partially offset by higher pricing for health and hygiene products.

Operating income increased $5.5 million as improved pricing, lower operating expenses, principally due to the timing of toxicology and regulatory spending, and favorable foreign exchange more than offset higher raw material costs and lower volumes. Included in the operating results for 2008 is income from the sale of rights to certain intellectual property of $0.9 million.

Wood Protection and Industrial Coatings

Wood protection and industrial coatings reported sales of $91.4 million and an operating loss of $2.9 million compared to sales and operating income of $117.6 million and $1.0 million, respectively, in 2007.

Sales decreased $26.2 million, or approximately 22 percent, as lower volumes and unfavorable foreign exchange more than offset improved pricing. In the wood protection business, lower volumes in the North American and European residential sectors, due to the downturn in global construction markets, were partially offset by higher global prices. In the industrial coatings business, lower volumes in western Europe, resulting from poor economic conditions, were partially offset by increased prices.

Operating results decreased $3.9 million over the prior year as lower volumes and higher raw material costs, principally in the wood protection business, more than offset improved pricing.

Performance Products

Performance Products reported sales of $47.0 million and operating income of $13.6 million compared with sales and operating income of $61.7 million and $2.2 million, respectively, in 2007.

Performance urethanes sales decreased approximately 25 percent over the prior year due to lower polyol and glycol volumes, principally due to the slowing U.S. economy. These lower volumes were partially offset by higher pricing. Included in 2008 operating income is a gain of $1.1 million related to a Brazilian state import tax claim. Excluding this gain, operating income increased by $9.7 million principally due to lower raw material costs, as propylene settled at a six-year low, and price increases more than offset the lower volumes.

Hydrazine sales and operating income were comparable to 2007.

General Corporate Expenses

General corporate expenses increased $3.4 million principally due to unfavorable foreign exchange associated with certain dollar-denominated loans of its foreign subsidiaries.

Impairment

During the fourth quarter of 2008, the Company recorded a non-cash goodwill impairment charge of $24.6 million, which eliminated the remaining carrying amount of goodwill related to the industrial coatings business. In addition, the Company recorded a $1.2 million non-cash impairment charge for certain manufacturing assets in the wood protection and industrial coatings businesses.

Other

During the fourth quarter, the Company entered into an equity swap contract to hedge its exposure to the mark-to-market impact of its stock price on compensation expense of its share-based compensation programs. Prior to entering into the swap, the Company’s fourth quarter results benefited approximately $0.10 per share due to the decrease in the stock price from the end of the third quarter until the effective date of the hedge.

2009 Outlook

The Company expects full-year 2009 sales to increase by approximately two to four percent, as the contribution from the acquisition of the water treatment chemicals business of Advantis Technologies and higher pricing should be partially offset by unfavorable foreign exchange. Earnings per share from continuing operations are forecast to be in the $1.85 to $2.05 range. Depreciation and amortization is estimated to be approximately $50 million. Capital spending is anticipated to be in the $35 to $40 million range. The effective tax rate is estimated to be in the 37 to 38 percent range.

The Company’s 2009 outlook assumes continued weakness in global economies throughout the year as well as headwinds from unfavorable foreign exchange due to the strengthening of the U.S. dollar. The HTH water products business is expected to report higher profits due to the positive contribution from the acquisition of the Advantis Technologies water treatment chemicals business, including related synergies, as well as improved pricing. This guidance assumes an antidumping duty rate of approximately 1 percent in 2009 and an estimated pre-tax benefit of approximately $3 million for the current administrative period under review. The Company expects lower operating results for personal care and industrial biocides. This is due to decreased demand for industrial biocides applications as a result of the depressed building products and automotive markets. Additionally, the business will be impacted by increased spending for regulatory and toxicology compliance and additional costs for the Company’s new manufacturing facilities in China. Wood protection and industrial coatings results are forecast to be lower due to the continued weakness in the global housing and construction markets. This weakness will more than offset anticipated lower raw material costs. Performance products results are expected to be below 2008 due to lower pricing in response to competitive activities in the polyol and glycol markets as a result of the decrease in raw material costs, principally propylene and ethylene in the fourth quarter of 2008, and continued lower demand for flexible polyols as a result of market conditions. General corporate expenses are expected to be higher due to higher pension expense and the absence of a royalty stream that ended in 2008. In addition, the Company anticipates higher interest expense.

For the first quarter, the Company anticipates a loss per share from continuing operations to be in the $(0.15) to $(0.05) per share range, compared to earnings per share from continuing operations of $0.23 during the first quarter of 2008. The expected decrease in first quarter results is principally due to lower results for the industrial biocides and personal care business due to lower demand, additional costs for the Company’s new manufacturing facilities in China and lower results for the wood protection and industrial coatings businesses from continued weakness in the global construction and housing markets. In addition, the Company anticipates higher interest expense related to the borrowings from the recent acquisition and higher pension expense. These are expected to be partially offset by modestly higher performance products results due to lower raw material costs.

“While we expect the current global recession to continue throughout 2009, our relentless commitment to improve profit margins, reduce costs, optimize our portfolio to focus on our core biocides businesses and maximize cash generation will help deliver long-term shareholder value, including maintaining an attractive dividend,” said Mr. Campbell.

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.5 billion. Arch and its subsidiaries provide innovative, chemistry-based solutions to control the growth of harmful microbes. The Company’s concentration is in water treatment, hair and skin care products, treated wood, paints and coatings, building products and health and hygiene applications. Arch Chemicals operates in two segments: Treatment Products and Performance Products. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ fourth quarter 2008 earnings conference call on Wednesday, February 4, 2009 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•

If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (888) 690-2881, passcode 6234103, in the United States, or (913) 312-0676, passcode 6234103, outside the United States.

•

A telephone replay will be available from 1:00 p.m. on Wednesday, February 4, 2009 until 6:00 p.m. (ET) on Wednesday, February 11, 2009. The replay number is (888) 203-1112, passcode 6234103; from outside the United States, please call (719) 457-0820, passcode 6234103.

Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; continued weakening in U.S. and European economies; increases in interest rates; changes in economic conditions in Asia; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; the Company’s ability to maintain chemical price increases; higher-than-expected raw material and energy costs and availability for certain chemical product lines; a change in the antidumping duties on certain products; price increases due to changes in Chinese taxes related to exports from China; increased foreign competition in the calcium hypochlorite markets; inability to obtain transportation for our chemicals; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions or tax matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled, such as the China plant; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or Company plants; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; ability to obtain financing at attractive rates; financial market disruptions that impact our customers or suppliers; and gains or losses on derivative instruments.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a)

(In millions, except per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Sales	$307.5	$344.2	$1,492.1	$1,487.6
Cost of Goods Sold (b)	218.3	242.5	1,063.3	1,055.7
Selling and Administration (c)	69.9	77.1	295.5	309.7
Research and Development	4.8	5.3	21.8	20.1
Other (Gains) and Losses (d)	(1.8)	—	(1.8)	(12.8)
Restructuring Expense (e)	—	0.6	1.3	8.1
Impairment Charge (f)	25.8	(0.7)	25.8	7.9
Interest Expense, Net (g)	3.5	1.9	10.7	13.3

(Loss) Income from Continuing Operations Before Equity in Earnings of Affiliated Companies and Taxes	(13.0)	17.5	75.5	85.6
Equity in Earnings of Affiliated Companies	0.2	0.2	0.4	0.5
Income Tax Provision (h)	6.1	7.2	38.9	36.8

(Loss) Income from Continuing Operations	(18.9)	10.5	37.0	49.3
Income from Discontinued Operations, Net of Tax (i)	—	—	—	0.9
Loss on Sale of Discontinued Operations, Net of Tax (j)	—	—	—	(14.9)

Net (Loss) Income	$(18.9)	$10.5	$37.0	$35.3

Basic (Loss) Income Per Share:
Continuing Operations	$(0.75)	$0.42	$1.49	$2.01
Income from Discontinued Operations, Net of Tax (i)	—	—	—	0.04
Loss on Sale of Discontinued Operations, Net of Tax (j)	—	—	—	(0.61)

Basic (Loss) Income Per Share	$(0.75)	$0.42	$1.49	$1.44

Diluted (Loss) Income Per Share:
Continuing Operations	$(0.75)	$0.42	$1.49	$2.00
Income from Discontinued Operations, Net of Tax (i)	—	—	—	0.03
Loss on Sale of Discontinued Operations, Net of Tax (j)	—	—	—	(0.60)

Diluted (Loss) Income Per Share	$(0.75)	$0.42	$1.49	$1.43

Weighted Average Common Stock Outstanding - Basic	24.8	24.7	24.8	24.5
Weighted Average Common Stock Outstanding - Diluted	24.8	24.9	24.9	24.7

(a)	Unaudited.
(b)	The twelve months ended December 31, 2008 include an $11.5 million benefit related to the favorable antidumping duty ruling for the period of review from June 1, 2006 through May 31, 2007. The three and twelve months ended December 31, 2007 include a benefit of $16.9 million related to the favorable antidumping duty ruling for the period of review from December 16, 2004 through May 31, 2006. The twelve months ended December 31, 2007 included $0.4 million of inventory disposal costs associated with the Company’s decision to discontinue manufacturing its BIT molecule (“BIT restructuring”).
(c)	The three and twelve months ended December 31, 2007 include $6.3 million of costs as a result of the favorable antidumping duty ruling.
(d)	The three and twelve months ended December 31, 2008 represents the reversal of penalties and interest related to a Brazilian state import tax claim recorded in 2004 of $1.4 million due to the expiration of the statute of limitations and a $0.4 million gain from a revised estimate of shutdown costs related to the completion of a contract with the U.S. Government in 2007. 2007 represents a gain for the completion of a contract with the U.S. Government.
(e)	The twelve months ended December 31, 2008 represents a charge related to a pension settlement associated with severance recorded in 2007. The three and twelve months ended December 31, 2007 includes severance and other related costs principally associated with the BIT restructuring.
(f)	The three and twelve months ended December 31, 2008 represent a $24.6 million goodwill impairment charge for the industrial coatings business and a $1.2 million impairment charge of certain manufacturing assets for the wood protection and industrial coatings businesses. Impairment for the twelve months ended December 31, 2007 represents the write-down of manufacturing assets associated with the BIT restructuring. Impairment for the three months ended December 31, 2007 represents a valuation adjustment on the assets held for sale associated with the BIT restructuring.
(g)	The twelve months ended December 31, 2008 include $1.2 million of interest income related to the favorable antidumping ruling for the period of review from June 1, 2006 through May 31, 2007. The three and twelve months ended December 31, 2007 include $1.5 million of interest income related to the favorable antidumping ruling for the period of review from December 16, 2004 through May 31, 2006.
(h)	The twelve months ended December 31, 2007, include a $3.0 million charge for a change in the U.K. tax rate related to pension adjustments previously recorded in equity. In addition, the three and twelve months ended December 31, 2007, include a $1.8 million benefit for the change in the Italian tax rate on deferred tax items originally set up in purchase accounting.
(i)	Represents the results of operations, net of tax, for the performance urethanes business in Venezuela through the date of sale in September 2007.
(j)	Represents the loss on sale of the performance urethanes business in Venezuela.

Arch Chemicals, Inc.

Reconciliation of GAAP to Non-GAAP Information (a)

(In millions, except per share amounts)

The following table reconciles income and diluted income per share from continuing operations to income and diluted income per share from continuing operations before restructuring, impairment and other (gains) and losses. The table is being provided in order to provide comparability to prior periods and the Company’s earnings guidance for the three and twelve months ended December 31, 2008.

	Three Months		Twelve Months
	Ended December 31, 2008		Ended December 31, 2008
	Income	EPS	Income	EPS

(Loss) Income from Continuing Operations	$(18.9)	$(0.75)	$37.0	$1.49
Add: Impairment Charge, net of tax (b)	25.3	1.02	25.3	1.02
Add: Restructuring, net of tax (c)	—	—	0.8	0.03
Less: Other (Gains) and Losses, net of tax (d)	(1.1)	(0.05)	(1.1)	(0.05)

Income from Continuing Operations before Impairment, Restructuring and Other (Gains) and Losses	$5.3	$0.22	$62.0	$2.49

The following table reconciles income and diluted income per share from continuing operations to income and diluted income per share from continuing operations before the restructuring and impairment, the impact of the change in the U.K. tax rate related to the Company’s pension plans in the U.K., the impact of the change in the Italian tax rate on deferred tax items set up in purchase accounting and the gain on the completion of a contract. The table is being provided in order to provide comparability to 2008 results for the three and twelve months ended December 31, 2008.

	Three Months		Twelve Months
	Ended December 31, 2007		Ended December 31, 2007
	Income	EPS	Income	EPS
Income from Continuing Operations	$10.5	$0.42	$49.3	$2.00
Add: Restructuring and Impairment, net of tax (e)	1.4	0.06	14.1	0.57
Add: Impact of U.K. and Italian tax rate changes (f)	(1.8)	(0.07)	1.2	0.05
Less: Gain on completion of contract with the U.S. Government, net of tax (g)	—	—	(7.8)	(0.32)

Income from Continuing Operations before Restructuring, Impairment, Impact of U.K. and Italian tax rate changes, and Gain on the completion of a contract	$10.1	$0.41	$56.8	$2.30

(a)	Unaudited.
(b)	Represents a $24.6 million goodwill impairment charge for the industrial coatings business and a $1.2 million pre-tax impairment charge of certain manufacturing assets for the wood protection and industrial coatings businesses.
(c)	Represents a charge related to a pension settlement associated with severance recorded in 2007.
(d)	Represents a $1.4 million pre-tax gain from the reversal of penalties and interest related to a Brazilian state import tax claim recorded in 2004 due to the expiration of the statute of limitations and a $0.4 million pre-tax gain from a revised estimate of shutdown costs related to the completion of a contract with the U.S. Government in 2007.
(e)	Includes severance, the write-down of manufacturing assets and other related costs principally associated with the BIT restructuring.
(f)	The twelve months ended December 31, 2007 include a $3.0 million charge for a change in the U.K. tax rate related to pension adjustments previously recorded in equity. In addition, the three and twelve months ended December 31, 2007 include a $1.8 million benefit for the change in the Italian tax rate on deferred tax items originally set up in purchase accounting.
(g)	Represents a gain for the completion of a contract with the U.S. Government.

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets (a)

(In millions, except per share amounts)

December 31,	2008	2007
Assets:
Cash & Cash Equivalents	$50.8	$73.7
Accounts Receivable, Net (b)	184.2	176.7
Short-Term Investment (b)	56.0	64.1
Inventories, Net	216.1	207.1
Other Current Assets	19.6	31.6

Total Current Assets	526.7	553.2
Investments and Advances - Affiliated Companies at Equity	1.5	1.9
Property, Plant and Equipment, Net	212.2	201.4
Goodwill	199.6	206.8
Other Intangibles	183.0	149.6
Other Assets	109.4	75.3

Total Assets	$1,232.4	$1,188.2

Liabilities and Shareholders’ Equity:
Short-Term Borrowings	$18.5	$29.1
Current Portion of Long-Term Debt	62.0	0.3
Accounts Payable	180.1	193.5
Accrued Liabilities	75.9	108.0

Total Current Liabilities	336.5	330.9
Long-Term Debt	252.5	178.8
Other Liabilities	281.5	204.1

Total Liabilities	870.5	713.8
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
24.8 Shares Issued and Outstanding (24.7 in 2007)	24.8	24.7
Additional Paid-in Capital	457.2	451.6
Retained Earnings	64.1	47.0
Accumulated Other Comprehensive Loss	(184.2)	(48.9)

Total Shareholders’ Equity	361.9	474.4

Total Liabilities and Shareholders’ Equity	$1,232.4	$1,188.2

(a)	Unaudited.
(b)	The Company sold certain accounts receivable through an accounts receivable securitization program (see Form 10-K for additional information). As a result, accounts receivable have been reduced, and the Company’s retained interest in such receivables has been reflected as a short-term investment. At both December 31, 2008 and 2007, the Company had not sold any participation interests in such accounts receivable.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

Twelve Months Ended December 31,	2008	2007
Operating Activities:
Net Income	$37.0	$35.3
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents Provided by Operating Activities:
Income from Discontinued Operations	—	(0.9)
Loss on Sale of Discontinued Operations	—	14.9
Equity in Earnings of Affiliates	(0.4)	(0.5)
Depreciation and Amortization	45.5	45.0
Deferred Taxes	18.2	8.0
Impairment	25.8	7.9
Restructuring Expense (Payments), Net	(0.8)	1.4
Other (Gains) And Losses	(1.8)	(12.8)
Changes in Assets and Liabilities, Net of Purchase and Sales of Businesses:
Accounts Receivable Securitization Program	—	—
Receivables	(12.4)	(5.9)
Inventories	(17.9)	(17.1)
Other Current Assets	1.3	(4.6)
Accounts Payable and Accrued Liabilities	(31.2)	4.7
Noncurrent Liabilities (b)	(10.4)	(32.1)
Other Operating Activities	(7.5)	10.9

Net Operating Activities from Continuing Operations	45.4	54.2
Cash Flows of Discontinued Operations	—	(1.6)

Net Operating Activities	45.4	52.6

Investing Activities:
Capital Expenditures	(53.3)	(41.6)
Businesses Acquired in Purchase Transactions, Net of Cash Acquired	(125.5)	(14.3)
Proceeds from Sale of a Business	3.7	11.6
Proceeds from Sale of Land and Property	0.7	2.8
Other Investing Activities	—	(0.9)
Cash Flows of Discontinued Operations	—	—

Net Investing Activities	(174.4)	(42.4)

Financing Activities:
Long-Term Debt Borrowings	150.0	150.0
Long-Term Debt Repayments	(14.6)	(184.8)
Short-Term Borrowings (Repayments), Net	(7.0)	15.4
Dividends Paid	(19.9)	(19.6)
Cash Flows of Discontinued Operations	—	(0.8)
Proceeds from Stock Options Exercised and Other Financing Activities	1.3	17.4

Net Financing Activities	109.8	(22.4)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(3.7)	3.5

Net Decrease in Cash and Cash Equivalents	(22.9)	(8.7)
Cash and Cash Equivalents, Beginning of Year	73.7	82.4

Cash and Cash Equivalents, End of Year	$50.8	$73.7

(a)	Unaudited.
(b)	2007 includes a $36.4 million voluntary contribution for the Company’s U.S. pension plans.

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Sales:
Treatment Products:
- HTH Water Products	$97.8	$191.6	$111.9	$100.3	$501.6
- Personal Care and Industrial Biocides	80.4	87.6	78.8	68.8	315.6
- Wood Protection and Industrial Coatings	115.4	132.2	120.2	91.4	459.2

Total Treatment Products	293.6	411.4	310.9	260.5	1,276.4
Performance Products:
- Performance Urethanes	49.0	52.8	52.5	42.7	197.0
- Hydrazine	4.5	5.4	4.5	4.3	18.7

Total Performance Products	53.5	58.2	57.0	47.0	215.7

Total Sales	$347.1	$469.6	$367.9	$307.5	$1,492.1

Segment Operating Income (Loss) (b):
Treatment Products:
- HTH Water Products (c, d)	$6.0	$43.4	$17.3	$(0.8)	$65.9
- Personal Care and Industrial Biocides	15.9	16.0	12.3	17.9	62.1
- Wood Protection and Industrial Coatings	(0.3)	4.0	1.6	(2.9)	2.4

Total Treatment Products	21.6	63.4	31.2	14.2	130.4
Performance Products:
- Performance Urethanes (d)	(0.3)	(2.0)	5.7	12.7	16.1
- Hydrazine (e)	—	0.2	—	0.9	1.1

Total Performance Products	(0.3)	(1.8)	5.7	13.6	17.2

	21.3	61.6	36.9	27.8	147.6
General Corporate Expenses (f)	(9.1)	(5.9)	(7.6)	(11.3)	(33.9)

Total Segment Operating Income (Loss), including Equity in Earnings of Affiliated Companies	12.2	55.7	29.3	16.5	113.7
Restructuring and Impairment (g)	—	—	(1.3)	(25.8)	(27.1)
Equity In Earnings of Affiliated Companies	(0.1)	—	(0.1)	(0.2)	(0.4)

Total Operating Income (Loss)	12.1	55.7	27.9	(9.5)	86.2
Interest Expense, net (h)	(3.3)	(2.7)	(1.2)	(3.5)	(10.7)

Total Income (Loss) from Continuing Operations before Equity in Earnings of Affiliated Companies and Taxes	$8.8	$53.0	$26.7	$(13.0)	$75.5

	2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Sales:
Treatment Products:
- HTH Water Products	$95.6	$190.9	$108.6	$87.7	$482.8
- Personal Care and Industrial Biocides	76.9	82.7	84.2	77.2	321.0
- Wood Protection and Industrial Coatings	91.1	115.9	124.5	117.6	449.1

Total Treatment Products	263.6	389.5	317.3	282.5	1,252.9
Performance Products:
- Performance Urethanes	49.1	55.2	55.2	57.3	216.8
- Hydrazine	4.7	4.8	4.0	4.4	17.9

Total Performance Products	53.8	60.0	59.2	61.7	234.7

Total Sales	$317.4	$449.5	$376.5	$344.2	$1,487.6

Segment Operating Income (Loss) (b):
Treatment Products:
- HTH Water Products (c)	$4.5	$42.0	$6.4	$11.8	$64.7
- Personal Care and Industrial Biocides (i)	14.2	12.5	15.1	12.4	54.2
- Wood Protection and Industrial Coatings	1.3	7.0	4.6	1.0	13.9

Total Treatment Products	20.0	61.5	26.1	25.2	132.8
Performance Products:
- Performance Urethanes	2.0	4.7	3.3	1.9	11.9
- Hydrazine (e)	13.1	0.1	—	0.3	13.5

Total Performance Products	15.1	4.8	3.3	2.2	25.4

	35.1	66.3	29.4	27.4	158.2
General Corporate Expenses (f)	(8.2)	(10.6)	(15.7)	(7.9)	(42.4)

Total Segment Operating Income (Loss) including Equity in Earnings of Affiliated Companies	26.9	55.7	13.7	19.5	115.8
Restructuring and Impairment (j)	—	(15.6)	(0.9)	0.1	(16.4)
Equity In Earnings of Affiliated Companies	—	(0.2)	(0.1)	(0.2)	(0.5)

Total Operating Income (Loss)	26.9	39.9	12.7	19.4	98.9
Interest Expense, net (h)	(4.5)	(3.8)	(3.1)	(1.9)	(13.3)

Total Income (Loss) from Continuing Operations before Equity in Earnings of Affiliated Companies and Taxes	$22.4	$36.1	$9.6	$17.5	$85.6

(a)	Unaudited.
(b)	Includes equity in earnings of affiliated companies and excludes restructuring and impairment.
(c)	Third quarter and year-to-date 2008 include a benefit related to the antidumping duty ruling for the period of review from June 1, 2006 through May 31, 2007 of $11.5 million. Fourth quarter and year-to-date 2007 include a benefit related to the antidumping duty ruling for the period of review from December 16, 2004 through May 31, 2006 of $14.1 million.
(d)	Fourth quarter and year-to-date 2008 include the reversal of penalties and interest related to a Brazilian state import tax claim recorded in 2004 of $0.3 million and $1.1 million for HTH Water Products and Performance Urethanes, respectively, due to the expiration of the statute of limitations.
(e)	Fourth quarter and year-to-date 2008 include a $0.4 million gain from a revised estimate of shutdown costs related to the completion of a contract with the U.S. Government in 2007. First quarter and year-to-date 2007 includes a $12.8 million gain for the completion of a contract with the U.S. Government.
(f)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company’s accounts receivable securitization program and certain pension expenses.
(g)	Fourth quarter and year-to-date 2008 include a $24.6 million goodwill impairment charge for the industrial coatings business and a $1.2 million impairment charge of certain manufacturing assets for the wood protection and industrial coatings businesses. Third quarter and year-to-date 2008 include a charge related to a pension settlement associated with severance recorded in 2007.
(h)	Third quarter and year-to-date 2008 include $1.2 million of interest income related to the favorable antidumping ruling for the period of review from June 1, 2006 through May 31, 2007. Fourth quarter and year-to-date 2007 include $1.5 million of interest income related to the favorable antidumping ruling for the December 16, 2004 through May 31, 2006 review period.
(i)	Second quarter and year-to-date 2007 exclude $0.4 million of inventory disposal costs associated with the Company’s decision to discontinue manufacturing its BIT molecule (“BIT restructuring”).
(j)	2007 includes severance, the write-down of manufacturing assets and other related costs principally associated with the BIT restructuring.